EXHIBIT 10.2

COOPERATION AND EARNOUT AGREEMENT

This Cooperation and Earnout Agreement (this “Agreement”) is made and entered into as of June 10, 2026 (the “Effective Date”), by and between NEXTTRIP, INC., a Nevada corporation (“NextTrip”), and YADA COMMERCE INC, a Florida corporation (“YADA”). NextTrip and YADA are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement by and among the applicable parties thereto (the “Purchase Agreement”), NextTrip has acquired a controlling ownership interest in YADA;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Parties desire to establish a long-term strategic commercial relationship involving social commerce, creator engagement, travel commerce, media monetization, music artist promotional events, sponsorships, loyalty programs and related activities;

WHEREAS, the Parties further desire to establish an earnout and incentive framework intended to align incentives, reward successful growth of the business and document certain related rights and obligations of the Parties following the closing under the Purchase Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Board” means the board of directors of NextTrip or, if applicable, the governing body of YADA.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banking institutions in Nevada are authorized or required to close.

“Change of Control” means any merger, consolidation, recapitalization, sale of substantially all assets or similar transaction involving NextTrip that results in a change of control of NextTrip.

“Closing” means the closing of the transactions contemplated by the Purchase Agreement.

“Earnout Period” means the thirty-six (36) month period commencing on the Closing.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Net Profits” means gross revenues actually received from the applicable activity, less direct costs, documented third-party expenses, refunds, chargebacks, taxes collected from customers and remitted to governmental authorities, and commissions, agency fees or platform fees directly attributable to such activity, in each case as determined in accordance with GAAP and consistently applied accounting principles.

“Person” means any individual, corporation, limited liability company, partnership, trust, association, government authority or other entity.

“Term” means the term of this Agreement as set forth in Article 18.

“YADA Founding Shareholders” means the YADA Founding Shareholders that are parties to the Purchase Agreement.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, unless the context otherwise requires.

ARTICLE 2

PURPOSE

The purpose of this Agreement is to set forth the terms and conditions governing the Parties’ commercial cooperation and related earnout arrangements in connection with travel products, creator commerce, media, sponsorship, promotional events and such other opportunities as the Parties may approve in writing.

Operational Independence of YADA. The Parties acknowledge that, notwithstanding NextTrip’s controlling equity interest in YADA, YADA Founding Shareholders shall retain full operational control over its day-to-day business affairs, including creator recruitment and management, agency operations, employment matters, vendor relationships, and execution of the Company’s business plan, in each case subject to the oversight of YADA’s Board and the rights, duties, and obligations of YADA’s officers, directors, and shareholders under YADA’s organizational documents and applicable law.

ARTICLE 3

PREFERRED SUPPLIER TRAVEL RELATIONSHIP

3.1 Preferred Travel Provider. During the Term, NextTrip shall serve as YADA’s preferred travel provider for YADA-sponsored campaigns and shall have a right of first refusal to match any bona fide third-party proposal with respect to travel services offered through YADA channels.

3.2 Covered Services. This preferred provider relationship applies to hotels, resorts, cruises, air travel, tours, destination experiences, group travel, event travel, concierge services and other mutually approved travel products.

3.3 Booking and Supplier Routing. Travel bookings generated through YADA channels shall be processed through NextTrip platforms, and travel suppliers introduced through YADA activities shall be directed to NextTrip whenever commercially reasonable.

3.4 Travel Commission Ownership. All travel commissions, booking fees, markups, overrides, incentives and supplier commissions arising from travel bookings under this Agreement shall belong exclusively to NextTrip.

ARTICLE 4

TRAVEL GIFT CARD PROGRAMS

4.1 Gift Card Rights. NextTrip shall have the exclusive right to offer travel gift cards through YADA channels, subject to campaign terms and operating procedures approved by the Parties.

4.2 Revenue Sharing. Unless otherwise agreed by the Parties in writing, Net Profits generated from travel gift card sales shall be allocated fifty percent (50%) to NextTrip and fifty percent (50%) to YADA Founding Shareholders.

4.3 Program Terms. Consumer terms, redemption mechanics, reserves and marketing guidelines for any travel gift card program shall be documented in writing before launch.

ARTICLE 5

TRAVEL CLUB AND MEMBERSHIP PROGRAMS

5.1 Membership Products. NextTrip may offer travel club, subscription and membership products through YADA channels, subject to launch terms approved by the Parties.

5.2 Revenue Sharing. Unless otherwise agreed by the Parties in writing, Net Profits from travel club and membership programs offered pursuant to this Article 5 shall be allocated fifty percent (50%) to NextTrip and fifty percent (50%) to YADA Founding Shareholders.

5.3 Program Terms. Pricing, offer terms, fulfillment procedures and required disclosures for any membership program shall be documented in writing before launch.

ARTICLE 6

MUSIC ARTIST PROMOTIONAL EVENTS

6.1 Event Cooperation. The Parties shall cooperate in connection with music artist promotional events, fan experiences, travel packages, influencer campaigns and related opportunities approved by the Parties.

6.2 Revenue Allocation. Unless otherwise agreed in writing, Net Profits from music artist promotional events, including related sponsorship, merchandise, ticketing, VIP and digital content revenue, shall be allocated fifty percent (50%) to NextTrip and fifty percent (50%) to YADA Founding Shareholders.

6.3 Travel Bookings. All travel generated through music artist promotional events shall be booked through NextTrip, and all related travel commissions shall remain exclusively owned by NextTrip.

ARTICLE 7

MEDIA COLLABORATION

7.1 Media Collaboration. The Parties may collaborate on media, streaming, branded content and related campaigns as approved by the Parties. Ownership and exploitation rights with respect to any jointly developed content shall be governed by separate written terms.

ARTICLE 8

SPONSORSHIP AND ADVERTISING

8.1 Sponsorship Sales. The Parties may jointly pursue sponsorship opportunities consistent with commercial plans approved by the Parties.

8.2 Sponsorship Revenue Allocation. Unless otherwise agreed by the Parties in writing, Net Profits from sponsorship opportunities shall be allocated fifty percent (50%) to NextTrip and fifty percent (50%) to YADA Founding Shareholders.

8.3 Advertising Sales. Unless otherwise agreed by the Parties in writing and after deduction of commissions and agency fees directly attributable thereto, Net Profits from advertising sold through YADA shall be allocated fifty percent (50%) to NextTrip and fifty percent (50%) to YADA Founding Shareholders.

ARTICLE 9

CREATOR COMMERCE

9.1 Creator Commerce. YADA shall assist in recruiting and managing creators for creator commerce initiatives approved by the Parties, including travel campaigns, branded content, affiliate sales, storefronts and social commerce programs.

9.2 Approval Rights. Campaigns involving material spend, guaranteed compensation, minimum revenue commitments, licensing obligations or other material third-party obligations require prior written approval from the Party responsible for funding or performing such obligation.

ARTICLE 10

PAYMENTS, STATEMENTS AND REMITTANCES

10.1 Statements and Remittances. Within forty-five (45) days after the end of each fiscal quarter, the Party receiving gross revenues from any activity subject to revenue sharing under this Agreement shall deliver to the other Party a written statement showing, in reasonable detail, gross revenues, applicable deductions, Net Profits and the resulting amount payable to the other Party for such quarter.

10.2 Payment Timing. Any undisputed amount shown as payable on a quarterly statement shall be paid within fifteen (15) days after delivery of such statement. Disputed amounts shall be paid, if at all, within fifteen (15) days after final resolution of the applicable dispute.

10.3 Taxes; Offsets. Each Party shall be responsible for its own income and similar taxes arising from amounts paid or received under this Agreement. No Party may offset amounts owed under this Agreement except with respect to amounts finally determined to be owed by the other Party under this Agreement.

10.4 Post-Termination Collections. Amounts received after termination of this Agreement that are attributable to activities conducted during the Term shall remain subject to the applicable economic provisions of this Agreement.

10.5 Allocation of YADA Share to YADA Founding Shareholders. The Parties acknowledge that the commercial intent of the revenue sharing provisions of this Agreement, taken together with NextTrip’s controlling equity interest in YADA, is to provide the YADA Founding Shareholders with an economic share of the activities covered by this Agreement approximately equal to the percentage otherwise allocated to YADA under Articles 4, 5, 6, and 8. To give effect to such intent, YADA shall enter into separate written service or employment agreements with the YADA Founding Shareholders providing for compensation that, in the aggregate, approximates the portion of Net Profits payable to YADA Founding Shareholders under this Agreement. Compensation paid pursuant to such agreements shall be reflected as operating expense on YADA’s financial statements and shall be deductible by YADA in the computation of its net income. For avoidance of doubt, the 50% share of Net Profits otherwise allocated to YADA pursuant to Articles 4 ,5 ,6 and 8 shall be paid to the YADA Founding Shareholders on an equal basis as long as such parties are providing services to YADA.

ARTICLE 11

EARNOUT INCENTIVE PROGRAM

11.1 Earnout Pool. Subject to the terms of this Agreement, NextTrip shall reserve for potential issuance under the earnout program an aggregate of (a) 225,000 shares of restricted common stock and (b) 225,000 common share purchase warrants (collectively, the “Earnout Pool”).

11.2 Issuance Conditions. Subject to Article 13 and Schedule A, any award that is earned in accordance with this Agreement and the applicable award documentation shall be issued by NextTrip within thirty (30) days after the applicable quarterly determination becomes final; provided, however, that any such issuance shall remain subject to applicable law, stock exchange rules, Board approval to the extent required, the availability of duly authorized shares, and the recipient’s execution of customary award documentation reasonably required by NextTrip.

11.3 Warrant Terms. The warrants issued, if any, pursuant to the Earnout Pool shall have an exercise price of $2.75 per share, a term of thirty-six (36) months, permit cashless exercise and include customary anti-dilution provisions, in each case subject to the definitive warrant documentation approved by NextTrip.

11.4 Earnout Period. The Earnout Period shall be the three (3) year period commencing on the Closing.

ARTICLE 12

PROFIT PARTICIPATION BONUS

12.1 Incentive Eligibility. NextTrip may issue awards from the Earnout Pool to YADA Founding Shareholders approved by NextTrip in writing based on attributable profit participation generated through the activities described in this Agreement and Schedule A, in each case subject to separate award documentation approved by NextTrip.

ARTICLE 13

QUARTERLY CALCULATIONS AND REPORTING

13.1 Determination. Earnout calculations shall occur quarterly during the Earnout Period.

13.2 Calculation Standard. Quarterly earnout calculations shall be prepared in accordance with GAAP and NextTrip’s accounting policies and procedures, consistently applied throughout the Earnout Period. In the event of any inconsistency between GAAP and such policies and procedures, GAAP shall control.

13.3 Quarterly Statement. Within forty-five (45) days after the end of each fiscal quarter, NextTrip shall prepare and deliver to YADA a written statement setting forth, in reasonable detail, the calculation of attributable profits and any awards earned for such quarter, together with supporting financial information reasonably sufficient to permit review of the calculation.

13.4 Review Rights. Upon YADA’s reasonable written request and during normal business hours, NextTrip shall make available for inspection reasonable supporting books and records directly relating to the quarterly statement, subject to customary confidentiality restrictions and provided that such review shall not unreasonably interfere with NextTrip’s business operations.

13.5 Objection Notice; Accounting Firm Resolution. If YADA disputes any quarterly statement, YADA shall deliver written notice to NextTrip within thirty (30) days after receipt of such statement, setting forth in reasonable detail the basis for such dispute. If YADA fails to deliver such notice within such thirty (30)-day period, the quarterly statement shall become final and binding absent manifest error. The Parties shall use commercially reasonable efforts to resolve any timely disputed items within thirty (30) days after delivery of the objection notice. Any disputed items that remain unresolved after such thirty (30)-day period shall be submitted promptly to an independent nationally recognized accounting firm mutually acceptable to the Parties, which shall act as an expert and not as an arbitrator. The accounting firm shall determine only those items in dispute and shall do so based solely on the definitions and accounting principles set forth in this Agreement. The accounting firm’s determination shall be final and binding on the Parties absent manifest error. The fees and expenses of the accounting firm shall be borne equally by the Parties, unless the accounting firm determines that one Party’s position was not asserted in good faith, in which case the accounting firm may allocate such fees and expenses otherwise.

13.6 Award Disputes. Any dispute regarding the issuance, vesting, forfeiture or calculation of awards for YADA Founding Shareholders shall be governed by the applicable award documentation and, to the extent applicable, this Agreement. Nothing in this Section 13.6 confers upon any YADA Founding Shareholder the status of a party to this Agreement.

ARTICLE 14

NON-SOLICITATION

14.1 Restricted Solicitation. During the Term and for two (2) years thereafter, no Party shall knowingly solicit for employment, engagement or business relationship any employees, creators, artists or strategic partners introduced through this Agreement; provided that general solicitations not specifically targeted at such persons shall not violate this Section 14.1.

ARTICLE 15

NON-CIRCUMVENTION

15.1 Non-Circumvention. During the Term and for two (2) years thereafter, no Party shall knowingly circumvent any opportunity or relationship introduced by another Party in connection with this Agreement in a manner intended to deprive the introducing Party of the benefits contemplated hereby.

ARTICLE 16

CONFIDENTIALITY

16.1 Confidentiality. Each Party shall keep confidential all non-public business, financial, technical and commercial information disclosed by another Party in connection with this Agreement, except as required by law or reasonably necessary to perform this Agreement.

16.2 Survival. The obligations set forth in this Article 16 shall survive for a period of three (3) years following termination of this Agreement; provided, however, that trade secrets shall remain protected for so long as they continue to constitute trade secrets under applicable law.

ARTICLE 17

REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1 Mutual Representations. Each Party represents that it has full power and authority to execute, deliver and perform this Agreement and that this Agreement constitutes its valid and binding obligation, subject to applicable bankruptcy, insolvency and similar laws and general principles of equity.

17.2 Compliance; IP. Each Party shall comply in all material respects with applicable law in performing this Agreement. Except as otherwise agreed in writing, each Party retains ownership of its intellectual property, and no license is granted by implication.

ARTICLE 18

TERM

18.1 Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for three (3) years, unless earlier terminated in accordance with this Agreement.

18.2 Renewal. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless a Party provides written notice of non-renewal at least ninety (90) days prior to the expiration of the then-current term.

ARTICLE 19

TERMINATION

19.1 Termination. This Agreement may be terminated by mutual written agreement, by a non-breaching Party following an uncured material breach after thirty (30) days’ notice, upon the dissolution or liquidation of YADA, or upon NextTrip’s acquisition of all remaining equity interests of YADA unless the Parties otherwise agree in writing.

19.2 Effect of Termination. Termination shall not affect accrued payment rights, vested earnout rights or provisions that by their nature survive, including confidentiality, restrictive covenants, dispute resolution and governing law.

ARTICLE 20

INDEMNIFICATION; LIMITATION OF LIABILITY

20.1 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party and its respective Affiliates, directors, officers, managers, employees and representatives from and against any third-party claims arising out of such Party’s material breach of this Agreement, gross negligence, fraud, willful misconduct or violation of applicable law in connection with this Agreement.

20.2 Limitation of Liability. Except for fraud, willful misconduct, gross negligence, breach of confidentiality or indemnification obligations for third-party claims, no Party shall be liable for consequential, incidental, special, exemplary or punitive damages arising out of this Agreement.

ARTICLE 21

DISPUTE RESOLUTION

21.1 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall first be submitted to executive-level negotiations between the Parties. If the dispute is not resolved within thirty (30) days after written notice of the dispute, the Parties shall submit the dispute to non-binding mediation in Nevada. If the dispute remains unresolved for thirty (30) days after commencement of mediation, the dispute shall be finally resolved by binding arbitration in Nevada before a single arbitrator in accordance with commercially reasonable procedures mutually agreed by the Parties or, absent such agreement, procedures determined by the arbitrator. The arbitrator shall have the authority to award monetary damages and specific performance or other equitable relief consistent with this Agreement. The prevailing Party in any arbitration shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and costs, as determined by the arbitrator.

21.2 Interim Relief. Notwithstanding Section 21.1, either Party may seek temporary, preliminary or injunctive relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm pending the outcome of mediation or arbitration.

ARTICLE 22

GOVERNING LAW; EQUITABLE RELIEF

22.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice-of-law or conflict-of-law rules that would cause the application of the laws of another jurisdiction.

22.2 Equitable Relief. Each Party acknowledges that a breach of the confidentiality, non-solicitation or non-circumvention provisions of this Agreement may cause irreparable harm for which monetary damages may be an inadequate remedy. Accordingly, in addition to any other remedies available at law or in equity, any non-breaching Party shall be entitled to seek injunctive or other equitable relief to prevent or curtail any such breach.

ARTICLE 23

MISCELLANEOUS

23.1 Entire Agreement; Amendment. This Agreement, together with the Purchase Agreement and any schedules incorporated herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof and may be amended only by a written instrument executed by the Parties.

23.2 Assignment. No Party may assign this Agreement without the prior written consent of the other Party, except that NextTrip may assign this Agreement to an Affiliate or in connection with a merger, consolidation or sale of substantially all of its assets, provided that the assignee assumes NextTrip’s obligations hereunder.

23.3 Notices. Notices under this Agreement shall be in writing and deemed given upon personal delivery, overnight courier delivery or email transmission to the addresses designated by the applicable Party.

23.4 Independent Contractors. The relationship of the Parties under this Agreement is that of independent contractors. Nothing in this Agreement creates a partnership, agency, fiduciary relationship or other joint venture entity.

23.5 Severability; Waiver. If any provision of this Agreement is unenforceable, the remaining provisions shall remain in effect. No waiver shall be effective unless in writing and signed by the Party against whom enforcement is sought.

23.6 Counterparts. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original.

23.7 No Third-Party Beneficiaries. Except as expressly set forth in separate award documentation executed by the applicable parties, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no YADA Founding Shareholder shall be deemed a third-party beneficiary hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NEXTTRIP, INC.

By:
Name:	Bill Kerby
Title:	Chief Executive Officer

YADA COMMERCE INC

By:
Name:	Chad Doher
Title:	CEO

The undersigned YADA Founding Shareholders agree to comply with the provisions of Articles 6, 14, 15, and 16.

High Class Holdings LLC		Carbon Capital Corp

By:	Chad Doher, Managing Member	By:	David Appell, President

SCHEDULE A

PERFORMANCE MILESTONES AND EARNOUT VESTING

This Schedule A sets forth the performance milestones and vesting mechanics applicable to the Earnout Pool.

1. Measurement Period.

The measurement period for the Earnout Pool shall be the thirty-six (36) month period following the Closing.

2. Measurement Dates.

Performance and vesting shall be measured quarterly during the Earnout Period.

3. Expiration of Unused Awards.

Any portion of the Earnout Pool that has not been earned and vested on or before the expiration of the Earnout Period shall automatically expire without further action by any Party.

4. Total Earnout Pool.

The maximum Earnout Pool shall consist of 225,000 shares of NextTrip common stock and 225,000 warrants, subject to adjustment only as expressly approved by the Board and to the extent required by applicable law or stock exchange rules.

5. Earnout Categories.

The Earnout Pool shall be earned based on YADA Financial Performance from the Agency sales and/or Music Artist Promotional Event Financial Performance; and may be supplemented should the Board desire by way of additional awards (the “Discretionary Pool”), which may be awarded by the Board pursuant to Section 11 of this Schedule A as bonus or acceleration awards.

6. Award Determinations.

YADA Financial Performance shall be measured quarterly based on Net Profits generated from the activities described in Articles 4, 5, 6, 7, 8 and 9 (the “Activities”). For each fiscal quarter during the Earnout Period, the YADA Performance Pool shall be earned based on quarterly net profits (defined as revenues minus expenses before interest, depreciation, amortization or extraordinary expenses (unless mutually agreed to by the parties). The YADA shareholders other than NextTrip collectively shall be awarded one immediately vested restricted share of NextTrip common stock and one three-year warrant to purchase one share of NextTrip common stock at an exercise price of $2.75 per share for each $2.75 of NextTrip’s fifty percent (50%) share of the aggregate quarterly Net Profits generated from the Activities. By way of illustration: if the aggregate Net Profits from such activities for a quarter are $100,000, NextTrip’s fifty percent (50%) share is $50,000; dividing $50,000 by $2.75 results in 18,182 fully vested restricted shares of NextTrip common stock and a three-year warrant to purchase 18,182 shares of NextTrip common stock at an exercise price of $2.75 per share, in each case issued among the YADA shareholders other than NextTrip as determined by the YADA Founding Shareholders. Any fractional share or warrant that would otherwise be issued shall be rounded up to the nearest whole number.

7. Vesting and Issuance.

For purposes of this Schedule A, Net Profits shall be awarded regardless of whether they were derived from Agency sales and/or Music Artist Promotional Event Financial Performance, and no item of revenue or expense shall be counted more than once. Shared expenses that are not directly attributable to a single category shall be allocated in good faith using a methodology consistently applied by NextTrip throughout the Earnout Period. Any award earned under this Schedule A shall vest and be issued in accordance with Articles 11 through 13 and the applicable award documentation approved by NextTrip.

8. Calculation Standard.

Financial performance under this Schedule A shall be determined in accordance with GAAP and NextTrip’s consistently applied accounting procedures; provided that, in the event of any inconsistency, GAAP shall control.

9. Acceleration Events.

If, during the Earnout Period, (a) NextTrip acquires the remaining ownership interests of YADA, (b) YADA is merged into another NextTrip subsidiary or (c) a Change of Control transaction involving NextTrip occurs, then any earned but unissued awards shall immediately vest.

10. Forfeiture Events.

Unvested awards shall be forfeited in the circumstances specified in the applicable award documentation, which may include voluntary resignation without Board approval, fraud, material breach of applicable agreements, or violation of confidentiality, non-solicitation or non-circumvention obligations owed to NextTrip or YADA.

11. Board Discretion.

The Board may award all or any portion of the Discretionary Pool in recognition of extraordinary performance, strategic opportunities, material new business development, successful integration milestones, or other value creation not otherwise captured by Sections 6 and 7 of this Schedule A, subject to applicable law and stock exchange requirements. Any award from the Discretionary Pool shall be evidenced by written Board action and shall not reduce any award otherwise earned from the YADA Performance Pool or the Event Performance Pool.